SERVICES AND DEVELOPMENT AGREEMENT

by and between

NTS MORTGAGE INCOME FUND

and

RESIDENTIAL MANAGEMENT COMPANY

Effective January 1, 2009

i

Interpretation	15
Severability	15
No Waiver	15
Adoption of Recitals	16

ii

SERVICE AND DEVELOPMENT AGREEMENT

        THIS SERVICES AND DEVELOPMENT MANAGEMENT AGREEMENT (the “Agreement”), entered into as of the  24 th day of December, 2008 and effective as of January 1, 2009, by and between NTS MORTGAGE INCOME FUND, a Delaware corporation (“Fund”) and RESIDENTIAL MANAGEMENT COMPANY, a Kentucky corporation (collectively, the “Residential”).

R E C I T A L S

        A.     Fund, directly or indirectly through wholly-owned subsidiaries or joint ventures (each, a “Subsidiary,” and collectively, the “Subsidiaries”), owns and develops certain properties in various locations.

        B.     Residential, Residential and the Subsidiaries were parties to multiple agreements, each of which provided that Residential would develop and operate Fund’s real properties as set forth in such agreements.

        C.     The Fund and Residential desire to terminate any and all of their prior agreements or arrangements and enter into this Agreement to govern their relationship as of the date of the Agreement’s effective date. This termination does not relate in any way whatsoever to that certain Advisory Agreement by and between the NTS Advisory Corporation and the Fund (“Advisory Agreement”). The Advisory Agreement shall continue in full force and effect.

        D.     Fund desires to obtain the assistance and services of Residential in connection with the development and operation of Fund’s real properties specifically identified on Exhibit A attached hereto in accordance with the terms and conditions of this Agreement.

        E.     Fund intends to file a certificate of dissolution with the Secretary of State of the State of Delaware on or before December 31, 2008 and desires to obtain the assistance and services of Residential in winding up its business affairs thereafter in accordance with the terms and conditions of this Agreement.

        F.     Residential desires to provide the requested assistance and services to Fund as provided herein.

        NOW, THEREFORE, in consideration of their mutual undertakings, IT IS AGREED by and between the Parties hereto as follows:

ARTICLE I

DEFINITIONS

        “Affiliates” shall mean any person or entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, Residential, and shall include, without limitation, Mr. J. D. Nichols, NTS Corporation, NTS Development Company, NTS Financial Partnership or Residential.

        “Agreement” shall have the meaning ascribed to such term in the introductory paragraph set forth herein.

        “Business Day” shall mean any day other than a Saturday, Sunday, national holiday or day on which national banks, the Securities and Exchange Commission or the American Stock Exchange are closed for business.

         “Change of Control” shall be deemed to have occurred if a majority of an entity’s equity ownership is controlled by one or more individuals or entities that do not own such equity ownership as of the date of this Agreement.

        “Construction Agreement” shall mean any construction contract(s) and/or construction management agreement(s) entered into (or intended to be entered into) between Fund and the contractor or the subcontractor, as the same may be amended or otherwise modified from time to time.

         “Reimbursement Expenses” shall mean the Reimbursement Expenses Residential is entitled to reimbursement pursuant to the terms of this Agreement.

        “Compensation” shall mean the aggregate Compensation to which Residential is entitled pursuant to the terms of this Agreement.

        “Services” shall mean all services provided by Residential pursuant to Article III, including, but not limited to, development services, construction supervision services, general contracting services, administrative services and any other services Residential or Fund deem necessary or advisable to carry out Residential’s obligations under this Agreement.

        “Party” or “Parties” shall mean Residential, Fund or both, as applicable.

        “Property” or “Properties” shall mean Fund’s real properties specifically identified on Exhibit A attached hereto, as amended from time to time.

ARTICLE II

APPOINTMENT OF RESIDENTIAL, TERM AND TERMINATION

        2.1      Appointment of Residential. Fund hereby engages and appoints Residential as the sole and exclusive agent to develop and operate the Properties upon the terms and conditions set forth herein. Residential shall perform all duties and provide all services customarily provided and necessary to develop, operate coordinate, supervise and maintain the Properties in an efficient and business-like manner.

        2.2      Term. Subject to Section 2.3, the term of this Agreement shall be for a period of one (1) year, commencing upon the effective date of this Agreement, unless otherwise terminated as provided herein (the “Term”).2.3 Renewal. Unless either Party (i) elects not to renew this Agreement by providing written notice to the other no later than thirty (30) days prior to the end of any current Term or (ii) otherwise terminates this Agreement as set forth herein, this Agreement shall be automatically renewed for successive one-year periods. Fund, however, may terminate the Agreement upon reasonable notice to Residential if necessary and appropriate in connection with its dissolution and liquidation. Subject to Fund’s right to terminate in connection with its dissolution and liquidation, notwithstanding anything in this Section 2.3, Fund shall not be permitted to terminate this Agreement during such time as: (i) Residential or any Affiliate is a guarantor or is otherwise obligated on any indebtedness of Fund or of any Subsidiary pertaining to the Properties or otherwise; or (ii) Fund or any Subsidiary is indebted to Residential or any Affiliate for any amounts past due (as such term is defined below) hereunder or under any promissory note held by Residential or any Affiliate. As used herein, the term “past due” shall mean any amount which remains unpaid for more than thirty (30) days after the applicable due date thereof. In such circumstances any notice of termination shall not be effective until all guaranties and other obligations of Residential or any Affiliate are fully and completely released and all past due amounts owed by Fund or any Subsidiary and all promissory notes held by Residential or any Affiliate are fully satisfied and paid in full.

        2.4     Termination.

    (a)       Without Cause. At any time during the Term, Fund and Residential shall each have the absolute right and power to terminate this Agreement, without Cause (as defined below), upon sixty (60) days’ prior written notice to the non-terminating Party; provided, however, that Residential shall be entitled to receive all Reimbursement Expenses incurred and Compensation earned prior to or during the sixty (60) day period subsequent to the delivery of the notice of termination, consistent with the terms and conditions set forth in Articles V and VI below; provided, further, however that Fund shall not be permitted to terminate this Agreement without Cause during such time as: (i) Residential or any Affiliate is a guarantor or is otherwise obligated on any indebtedness of Fund or of any Subsidiary pertaining to the Properties or otherwise; or (ii) Fund or any Subsidiary is indebted to Residential or any Affiliate for any amounts past due hereunder or under any promissory note held by Residential or any Affiliate.

    (b)       With Cause. Notwithstanding the stated Term hereof, this Agreement may be terminated by either Party hereto for Cause. Any such termination for Cause shall be effective immediately upon delivery of written notice from the terminating Party to the terminated Party. The only definitions of “Cause” below that will permit Residential to terminate this Agreement for Cause are the definitions in subsections (b)(i)(A), (b)(i)(C)(1) or (2), (b)(i)(E) or (b)(i)(F). Fund may terminate this Agreement for Cause based on any of the definitions set forth below.

(i) “Cause,” as used herein, shall mean and refer to:

    (A)       The failure by either Party to perform or comply with any of its material obligations hereunder at the time or times and in the manner required under this Agreement without attempting to diligently and continuously commence curing such failure within thirty (30) days of receipt by the non-performing Party of notice of such failure (unless such failure is of a criminal or quasi-criminal nature, in which event no cure period shall be provided); provided, however, that the non-payment of Compensation or Reimbursement Expenses may be cured by Fund within five (5) days of receipt of a notice of failure to pay such Compensation or Reimbursement Expenses; or

(B) Residential is grossly negligent in the performance of its obligations under this Agreement or intentionally or willfully breaches its obligations under this Agreement; or

    (C)       (1)   If Residential or Fund shall file a voluntary petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, liquidation, dissolution or similar relief for itself under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors, or under any regulation promulgated thereunder; or

                  (2)   If a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Residential or Fund seeking any reorganization, arrangement, composition or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and such Party shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of sixty (60) days from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Party or of all or any substantial part of such Party’s property shall be appointed without the consent or acquiescence of such Party and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days; or

                  (3)   If Residential shall become insolvent or admit in writing its inability to pay its debts as they mature or is generally not paying its debts as they mature or makes an assignment for the benefit of creditors;

(D) Fund sells, transfers or otherwise conveys its interest in all of the Properties;

(E) There is a Change of Control of Residential or Fund; or

    (F)       In the event of war, insurrection, riot, fire, flood, earthquake or other unusual weather conditions, explosion, act of God, peril of the sea, strike, lockout or other industrial disturbance, sabotage, accident, injunction, act of governmental authority, compliance with governmental order or national defense requirements, or any other circumstance beyond the reasonable control of the Parties interferes with the Properties or Residential’s ability to satisfy its duties hereunder, the affected Party may terminate the Agreement with respect to the affected Properties.

    (ii)        This Agreement shall be deemed to be terminated automatically with respect to any particular Property or portion thereof upon the date of the closing of a sale, transfer or other conveyance of such Property or portion thereof.

    (iii)        Notwithstanding any such notice of termination by Fund or Residential, Residential shall be and remain liable for the performance and the fulfillment of its fiduciary duties and other obligations hereunder and shall maintain all records, documents, property and files unimpaired through and including the effective date of termination and thereafter as required by the terms set forth herein. Neither Party, by exercising its right to terminate this Agreement in accordance with the terms hereof, shall relinquish any remedy available to it at law or in equity.

        2.4      Obligations Upon Termination.

    (a)       Upon the expiration or termination of this Agreement for any reason, Residential shall use diligent efforts to deliver to Fund within sixty (60) days (and in no event more than ninety (90) days) a full and final accounting, which shall include a statement outlining in detail any Compensation and any Reimbursement Expenses due to Residential hereunder, and shall, simultaneously with the delivery of such statement, cause all funds held by Residential relating to such Property to be delivered to Fund, deducting only such sums, including the Compensation and Reimbursement Expenses or any other amounts due or payable or to become due or payable to Residential, not then the subject of any dispute. In the event Fund concurs with Residential’s final accounting and any reimbursement of Reimbursement Expenses due to Residential, Fund shall promptly pay Residential such amount which remains unpaid, which payment shall be made not later than thirty (30) days after receipt of Residential’s final accounting. If Fund does not concur with the final accounting or any reimbursement of Reimbursement Expenses due to Residential, the controversy as to the actual amount due to Residential shall be negotiated in good faith by Fund and Residential, using the Parties’ reasonable efforts to resolve any disputes promptly. If the Parties are unable to resolve any such disputes in a prompt manner, such disputes shall be settled by arbitration by a single arbitrator in Louisville, Kentucky, pursuant to the American Arbitration Association rules then in effect. The appointing authority will be the American Arbitration Association and the case will be administered by the American Arbitration Association. The costs of such proceeding, including attorneys’ fees, shall initially be borne equally by the Parties. Upon resolution of any such dispute, the prevailing Party shall be entitled to reimbursement of all of its costs, including attorneys’ fees, from the other Party. Any award will be final, binding and conclusive upon the Parties and a judgment rendered may be entered in any court having jurisdiction over the dispute.In any event, Fund shall promptly pay to Residential prior to the resolution of any such disputes, any amounts not in dispute.

(b) Upon termination of this Agreement with respect to any Property or upon the expiration of this Agreement, Residential shall:

(i) promptly deliver to Fund (or Fund’s designee) all original books, records, correspondence, bills and invoices and all other documents and personal property in Residential’s possession relating to the applicable Property and not previously delivered to Fund, including, without limitation, all accounting books and records, rent rolls, security deposit schedules, payroll records, originals and copies of all leases, correspondence, service contracts and agreements, and technical data with respect to operation and maintenance of the various systems of the Property.

    (ii)        Residential shall surrender the Property to Fund and quit the premises on the date required by Fund. Residential shall use commercially reasonable efforts to cooperate with Fund to accomplish an orderly transfer and transition of the operation and management of the Property to a party designated by Fund. Fund shall assume all obligations and commitments for goods and services authorized herein and made prior to termination by Residential.

    (c)        The expiration or termination of this Agreement in its entirety or with respect to any particular Property under the provisions of this Article II shall not affect the rights of either Party with respect to any damages it has suffered as a result of any breach of this Agreement, nor shall it affect the rights or obligations of either Party with respect to liability or claims accrued, or arising out of events occurring, prior to the date of expiration or termination, all of which shall survive such expiration or termination.

ARTICLE III

DUTIES AND AUTHORITY OF RESIDENTIAL

        3.1     Acceptance of Appointment. Residential hereby accepts the appointment as the sole and exclusive agent to develop, manage and operate the Properties and agrees to perform the Management Services pertaining to said appointment and to develop, manage and operate each Property in a commercially reasonable manner consistent with those management services that are customarily provided by Residential of comparable quality and type of real estate in the same geographic area where the applicable Property is located. Residential, in fulfilling its obligations under this Agreement, shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent Residential acting in a like capacity and familiar with such matters would use in the ordinary course of business (subject to the limitations set forth herein). In connection therewith, and subject to Fund’s providing adequate funds as provided for herein (including Reimbursement Expenses), Residential agrees to perform, and Fund hereby expressly authorizes and empowers Residential to so perform (subject to the limitations set forth herein), whatever duties Residential deems necessary or advisable to carry out the appointment. Residential should not incur an expense that exceeds the sum of One Hundred Thousand Dollars ($100,000) unless previously authorized by Fund.

        3.2      Development and Construction Supervision Services. Residential shall coordinate and oversee the general contractors, subcontractors or consultants who are responsible for monitoring any design and construction work, including, but not limited to: overseeing the development, construction, acquisition and installation of such amenities, infrastructure, facilities, machinery, equipment, and the like, as shall be necessary or appropriate for the development of the Properties or portions thereof; scheduling meetings between architects, engineers, space planners, and tenants (or prospective tenants); obtaining Fund’s or tenants’

written approval of working drawings (as applicable); coordinating and directing pre-bid conferences with contractors; establishing a project time schedule; administering and coordinating job site construction meetings as necessary to ensure the timely flow of information among Fund, tenants, contractors, professionals, space planners and contractors (as applicable); obtaining and reviewing all necessary lien releases; reviewing all payment requests pursuant to the contract documents; inspecting the construction of the improvements; assisting contractors in obtaining notices of completion, certificates of occupancy, or equivalent documents; conducting final walk-throughs with Fund, tenants, space planners and contractors (as applicable); obtaining written acceptance and acknowledgement of the substantial completion date of the improvements; assisting in the preparation of a final punchlist which itemizes all work needed to be completed or requiring repair or adjustment; and obtaining from contractors, subcontractors, material suppliers or other consultants all such guarantees, instructions, equipment manuals, warranties and all other pertinent documents relating to the work. In connection therewith, Residential shall: (a) Review and negotiate Construction Agreements with general contractors, subcontractors or consultants and all renewals, modifications and amendments to the Construction Agreements, and all change orders in connection therewith. Upon request made by Fund, Residential shall deliver to Fund copies of all Construction Agreements and any modifications or renewals thereof or change orders issued thereunder;

(b) Oversee all filings and applications for permits, certificates and other similar approvals or documentation with all authorities having jurisdiction over the Properties; and

    (c)       Define the scope of work; assist in preparing and reviewing plans and specifications, including attendance at meetings with architects and engineers; solicit bids; coordinate schedule, ordering, and deliveries; review draw requests and make recommendations for payment; keep Fund informed of the status of the jobs; and make recommendations regarding payment; and supervise and monitor the performance of the professionals involved and the overall progress of the work.

        3.3      General Contracting Services. With respect to developments, additions and expansions of the Properties, Residential may engage in general contracting services for the Properties as it deems advisable and commercially reasonable. Such general contracting services rendered hereunder shall include, without limitation, the complete construction of a project according to the relevant documents, certain pre-construction services, bidding, procurement, administration of the work and start-up services and all services necessary in order to provide a level of quality in workmanship consistent with those general contracting services that are customarily provided by general contractors of comparable quality and type real estate in the same market for the applicable Property. Residential, in fulfilling its obligations under this Agreement, shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent general contractor acting in a like capacity and familiar with such matters would use in the ordinary course of business (subject to the limitations set forth herein).

        3.4      Disposition Services. Residential shall have the exclusive right, upon and pursuant to Fund’s prior direction, to sell or otherwise dispose of any Property or portion thereof. Residential shall use its best efforts, consistent with professional standards and Fund’s rights hereunder or otherwise, to procure buyers for a possible sale of a Property or portion thereof, effect a sale of a Property or portion thereof and in connection therewith shall list the Property or portion thereof for sale, make contact with and qualify prospective buyers, investigate and pursue offers and inquiries referred to Residential, canvass, solicit and otherwise market the Property or portion thereof for sale, find a suitable buyer for the Property or portion thereof, and negotiate a suitable price and terms of the sale thereof.

        3.5      Repairs. Residential shall cause each Property to be maintained in a good, safe and clean condition and in a condition comparable to that of other properly maintained properties of similar type and market to that of each Property. Residential is generally authorized, in the name of Fund, to make, or cause to be made, repairs to the Properties and to purchase supplies as may be advisable or necessary. Manager shall be reimbursed for the actual cost to Manager of such repairs; provided, however, that such actual cost shall not exceed the amount that an unaffiliated third party would incur with respect to such repair in the applicable market. Manager shall pass on to Fund any rebate or discount which Manager obtains for the purchase of supplies or services for the repair or alteration of the Properties.

        3.6      Service Contracts. Residential is authorized, in the name of Fund, to enter into contracts for electricity, gas, telephone, janitorial services, snow removal, window cleaning, vermin extermination, landscaping and other services as Residential deems advisable for the Properties.

        3.7      Capital Expenditures. Residential is authorized, in the name of Fund, to enter into agreements with regard to all capital expenditures and non-operating expenses related to each Property which have been previously authorized by Fund.

        3.8      Supplies. Residential shall purchase or maintain, on Fund’s behalf and in Fund’s name, all equipment, tools, materials, and supplies reasonably necessary for the care, maintenance and operation of the Properties.

        3.9      Employees. Residential agrees to use reasonable care to hire, supervise the work of and discharge employees on behalf of Fund. All employees hired to develop, service, operate and maintain the Properties may be employees of Residential or its subcontractor. Nothing contained in this Section 3.9 is intended to give Fund the right to hire or fire any employee of Residential or characterize Fund as the employer of any such employee. Residential shall ensure that all of its employees are covered by workmen’s compensation policies and any other insurance policies which now or hereafter are required by any governmental agency. In addition, Residential shall ensure that its employees are covered by federal or applicable state unemployment insurance, shall make all wage and salary deductions properly applicable and pay all taxes incurred in connection with the wages, salaries or employment of its employees by means of withholding or as otherwise may be required by law or regulation.

        3.10     Administrative Services. During the Term of this Agreement, Residential shall, subject to the terms hereof, provide to Fund the following administrative services:

    (a)        keep records of each Property and prepare monthly income statements and a monthly statement of receipts and disbursements of each Property, including the calculation of Compensation and Reimbursement Expenses pursuant to this Agreement (remitting any balance shown to Fund), as necessary or appropriate for the management of the Property; and

    (b)        prepare and file, or cause to be prepared and filed, all withholding, and other payroll tax returns of Fund required to be filed by it and arrange for any payroll taxes owing by Fund to be paid to the appropriate authorities out of funds Fund makes available for such purpose, all on a timely basis and in accordance with applicable law.

        3.11      Separation of Fund’s Monies. All monies received by Residential for or on behalf of Fund (less any sums properly deducted by Residential pursuant to any of the provisions of this Agreement) shall be deposited in one or more bank accounts maintained by Residential for the deposit of monies of Fund and not commingled with the funds of Residential. Residential shall have the right to make disbursements to itself from Fund’s accounts with respect to Compensation and Reimbursement Expenses as provided for herein.

        3.12      Legal Compliance. Residential shall comply with, and require that all of its subcontractors, vendors and employees comply with, all valid municipal ordinances, state and federal laws and applicable orders and regulations directly issued by an authorized governmental agency (and any amendments thereto) in the performance of this Agreement and attempt to furnish or cause to be furnished to Fund, such reasonable stipulations, statements or certificates (if any) evidencing such compliance that Fund may acquire for its protection.

        3.13      General Authority. Residential has the general authority and powers as may be necessary or advisable to carry out the spirit and intent of this Agreement.

        3.14      Audit. Fund shall have the right, at any time and from time to time, to cause a physical inspection and/or financial audit of Residential’s operation of the Properties for any fiscal year or portion thereof. The financial audit may be made by Fund’s in-house audit staff, accounting personnel, a certified public accountant or firm of certified public accountants selected by Fund. If such financial audit shall reveal an overstatement or understatement of Gross Cash Receipts (as defined below) for the period in question and/or an overpayment or underpayment of amounts paid to or payable by Residential with respect to such period, an adjustment shall be made whereby the amount of any such overpayment shall be paid over or credited to Fund by Residential, as Fund may elect, or Fund shall pay over to Residential the amount of any such underpayment, as the case may be. In the event the audit reveals that there has been an overpayment to Residential by more than five percent (5%) of the amount due, the cost of the audit shall be borne by Residential. In all other instances, the cost of any audit shall be an expense of the Properties. The provisions of this Section 3.14 shall survive the termination of this Agreement.

        3.15      Other Activities; Related Party Transactions.

    (a)        Residential shall devote such of its time to the affairs of Fund and the Properties as shall be reasonable given its status as Residential thereof as contemplated by this Agreement. Residential and its Affiliates may engage in, or possess an interest in, and Fund hereby specifically acknowledges that Residential and its Affiliates are and shall remain entitled to be so engaged in, other business ventures in Jefferson County, Kentucky, and elsewhere, whether of the same or of a different nature or description, independently or with others, including those which are or might be deemed to be competitive with the Properties. None of Fund or any Subsidiary, or any other person or entity, shall have any rights by virtue of this Agreement in and to such independent ventures, or to the income or profits derived therefrom, even if competitive with the Properties, nor will any of the same have a claim against Residential or any of its Affiliates as a result thereof. None of Residential or its Affiliates shall be obligated to present any particular business opportunity of a character which, if presented to Fund, could be taken by Fund, and Residential and its Affiliates shall have the absolute right to take for its separate account, or to recommend to others, any such particular business opportunity, to the exclusion of Fund and any other person or entity.

    (b)        The fact that Residential or any of its Affiliates is directly or indirectly interested in, or connected with, any person, firm or corporation (“Related Party”) employed with respect to the Properties or by Residential to render or perform a service, or to or from whom the Properties may purchase, sell or lease property, shall not prohibit Residential from employing such person, firm or corporation, or from otherwise dealing with him or it, provided such employment and/or dealings are on terms no less advantageous to the Properties than are available from an unrelated third party.

ARTICLE IV

FUND’S COVENANTS

        4.1      Indemnification. Fund agrees:

    (a)        to hold Residential free and harmless from damages or injuries to person or property by reason of any cause whatsoever, either in and about the Properties or elsewhere, when Residential is carrying out the provisions of this Agreement or acting under the express or implied directions of Fund;

    (b)        to reimburse Residential, upon demand, for any monies which Residential is required to pay out for any reason whatsoever, either in connection with, or as an expense in defense of any claim, civil or criminal action, proceeding, charge or prosecution made, instituted or maintained against Residential and/or Fund, affecting, or due to the condition or use of, the Properties, or acts or omissions of Residential or employees of Fund or Residential, or arising out of, or based upon, any law, regulation, requirement, contract or award relating to the hours of employment, working conditions, wages, or compensation of employees or former employees of Fund, or otherwise;

    (c)        that Residential shall have no responsibility or liability for the actual design and/or performance of Residential’s construction supervision services or general contracting services, as set forth above in Sections 3.2 and 3.3, respectively, and that all liability for the actual performance of these services in accordance with the requirements of third party contracts shall be borne by the third party service providers who entered into such contracts with Residential on behalf of Fund; and

    (d)        to defend promptly and diligently, at Fund’s sole expense, any claim, action or proceeding brought against Residential and/or Fund arising out of, or connected with, any of the foregoing, and to hold harmless and fully indemnify Residential from any judgment, loss or settlement on account thereof.

        It is expressly understood and agreed that the foregoing provisions of this Article shall survive the termination of this Agreement, but this shall not be construed to mean that Fund’s liability does not survive as to other provisions of this Agreement. Nothing contained in this Section 4.1 shall relieve Residential from responsibility to Fund for gross negligence or willful misconduct or for any act or omission not taken in good faith.

        4.2      Insurance. Fund agrees to purchase and carry public liability, workmen’s compensation and such other insurance as may be necessary for the protection of the interests of Fund and Residential. In each insurance policy, Fund agrees that Residential shall be designated as a party insured with Fund. The carrier and the amount of coverage in each policy shall be mutually agreed upon by Fund and Residential. A certificate of each policy issued by the carrier shall be delivered to Fund by Residential who shall have the authority and responsibility to place the policies of insurance as well as the fire, extended coverage and rent insurance to be carried on the Properties. Residential is authorized to receive commission on insurance policies as is lawful and customary in the industry. Fund’s fire and extended coverage insurance shall contain a waiver of subrogation endorsement in favor of Residential, and Fund hereby waives all right of recovery against Residential based upon the negligence (other than gross negligence) of Residential, its servants or employees, for real or personal property loss or damage occurring to the Properties, or any part thereof, or any personal property located therein, arising from any occurrence including, but not by way of limitation, from perils insured against in standard fire and extended coverage, vandalism, malicious mischief and sprinkler leakage contracts issued in the states in which the Properties are located, whether or not such insurance is carried.

ARTICLE V

REIMBURSEMENTS

        Fund shall reimburse Residential, for the cost of services and expenses rendered by Residential under this Agreement, the following:

        5.1      Expense Recovery. Fund shall pay directly, or shall reimburse Residential for, all actual costs and Reimbursement Expenses (the “Expense Recovery”) incurred in connection with the management and operation of the Properties as contemplated by this Agreement by Residential or otherwise, including, without limitation, the cost of:

    (a)        gross salary and wages, payroll taxes, insurance, worker’s compensation and other fringe benefits (collectively, “Compensation Expenses”) of those management, accounting, professional, engineering and development, marketing and office personnel employed by Residential and/or any of its Affiliates (“Employees”) (but excluding J. D. Nichols) who render services (1) full time and on-site at the Properties, (2) with respect to the Properties but who are not on-site, with respect to whom the Compensation Expenses will be appropriately pro-rated and allocated to the Properties, and (3) with respect to the Properties but have multiple project responsibility, with respect to whom the Compensation Expenses will be appropriately pro-rated and allocated to the Properties;

(b) severance or termination costs based on pro rated allocations at the time of any Employee’s termination;

(c) general accounting, bookkeeping, statistical and reporting services;

    (d)        forms, papers, ledgers, Federal Express, UPS or other courier charges, fax and other telephone services (including, without limitation, long distance charges), and other supplies and equipment used in Residential’s office or elsewhere with respect to the Properties;

    (e)        electronic data processing and information systems, or any pro rata charge thereof, for data processing and information systems provided by computer service companies, and computer and accounting equipment provided by Residential and/or any of its Affiliates;

(f) advances made to Employees and cost of travel for matters directly related to Properties’ operations;

(g) comprehensive crime insurance or fidelity bonds purchased by Residential for its own account, as required herein, and/or for the account of Fund;

(h) training expenses for Employees related to the Properties and attendant licenses, trade associations and organizational affiliations for Employees;

(i) payroll issuance costs, payroll tax reporting costs, employment or recruitment fees, severance fees or relocation expenses for Employees;

(j) advertising and marketing expenses related to the Properties;

(k) all sales and brokerage fees or commissions paid to brokers or sales agents, including internal fees or commissions paid to sales personnel;

(l) legal and other professional services related to the Properties; and

(m) office furnishings and all costs incidental to the operation of the office space provided on-site at the Properties.

        5.2      Compensation. Fund shall pay Residential consistent with prior agreements and arrangements reached in connection with the Fund’s reorganization in 1996 equal to three and three fourths percent (3.75%) of the Properties’ monthly Gross Cash Receipts (as hereinafter defined) from the operations of the Properties. “Gross Cash Receipts” shall be defined as revenues collected and received (including, without limitation, promissory notes and other evidences of indebtedness received) from Properties’ operations, including, but not limited to, (i) sales and/or leases of lots and other real property from the Properties, (ii) sales of memberships in Fawn Lake Country Club and Lake Forest Country Club, (iii) the gross receipts of operations of Fawn Lake Country Club, (iv) lot maintenance fees collected from lot owners, (v) all rental income, and (vi) other income and revenue collected from the sale of ancillary services related to the Properties. Gross Cash Receipts shall specifically not include (i) the amount of any sales contract deposits until such time as such a deposit is applied to the purchase price of a lot or other goods or services sold or is retained upon the breach of any such sales contract, but not if applied by Fund as reimbursement for property damage or expenses incurred by Fund, (ii) prepaid rent or other prepaid revenue until such time as it is applied, (iii) insurance proceeds, (iv)

services provided by Residential for an additional fee paid by the recipient, (v) tax refunds, and (vi) condemnation awards.

        5.3      Payment of Reimbursements Expenses. Residential shall be permitted to issue a check for the Reimbursements Expenses from Fund’s accounts on a monthly basis, on or after the tenth (10th) day of the next succeeding month or to accrue such amounts at the sole discretion of Residential. In the event that Fund’s accounts do not have sufficient funds available for payment of the Reimbursements when due, the same shall accrue and shall bear interest at Residential’s or its Affiliates costs of funds which is currently the Libor plus 1.75 percent and shall remain due and payable and may be paid by Residential from excess funds available at any time in Residential’s discretion.

         5.4      Sole Compensation. It is understood and agreed that the Reimbursements and the Incentive Payment set forth in Articles V and VI shall constitute Residential’s sole compensation under this Agreement for all management and support services. All income and revenues of whatever nature collected by Residential or others in connection with operations of the Properties are and shall remain the property of Fund.

ARTICLE VI

RESIDENTIAL’S INCENTIVE PAYMENT

        Provided that this Agreement has not been terminated by Fund for Cause due to a default by Residential hereunder, and for so long as Residential does not unilaterally and without Cause elect not to renew this Agreement as contemplated by Section 2.3, then Residential shall be entitled to receive from Fund an amount (the “Incentive Payment”) equal to ten percent (10%) of any amounts distributable to the then existing shareholders of Fund in excess of an amount which, after adding thereto all other payments actually made and monies actually remitted or distributed to such shareholders of Fund over the life of Fund, regardless of the source thereof, is at least equal to the original investment per share of Fund made by each such shareholder. For example, if as of the date of this Agreement the shareholders of Fund have received an aggregate amount equal to the sum of $10.00 per share from Fund, regardless of the source of such payment, then the amounts distributable to the then existing shareholders of Fund must equal an additional $10.00 per share, to bring the total amount so received by the shareholders of Fund to the $20.00 per share purchase price originally paid, before Residential shall be entitled to begin receiving the Incentive Payment.

ARTICLE VII

MISCELLANEOUS

        7.1      Limitation of Agency. Nothing contained in this Agreement or in the relationship of Fund and Residential shall be deemed to constitute a partnership, joint venture or any other relationship, and Residential shall at all times be deemed an independent contractor for purposes of this Agreement. Nothing herein contained shall be deemed to constitute Residential as the agent of Fund or any Subsidiary except as such rights are expressly granted or authorized herein, which shall specifically exclude any rights with respect to the sale, transfer, mortgaging or other financing of the Properties.

        7.2      Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received: (a) when delivered, if delivered personally by a commercial messenger delivery service with verification of delivery; (b) three (3) Business Days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid; (c) one (1) Business Day after delivery to an overnight courier service, when delivered to an overnight courier service providing documented overnight service; (d) on the date of delivery if delivered by facsimile and electronically confirmed before 5:00 p.m. (addressee’s local time) on any Business Day, with confirming copy sent by overnight courier service; or (e) on the next Business Day if delivered by facsimile and electronically confirmed either after 5:00 p.m. (addressee’s local time) or on a non-Business Day, in each case addressed as follows:

        Fund:

NTS Mortgage Income Fund 10172 Linn Station Road, Suite 200 Louisville, Kentucky 40223 Attn: Brian F. Lavin, President Facsimile No.: (502) 426-4994

        with a copy to:

Cezar M. Froelich, Esq. Shefsky & Froelich, Ltd. 111 E. Wacker Drive, Suit 2800 Chicago, Illinois 60601 Facsimile No.: (312) 527-9897

        Residential:

Residential Management Company 10172 Linn Station Road, Suite 200 Louisville, Kentucky 40223 Attn: Brian F. Lavin, President Facsimile No.: (502) 426-4994

        with a copy to:

Rosann D. Tafel, Esq. General Counsel NTS Development Company 10172 Linn Station Road, Suite 200 Louisville, Kentucky 40223 Facsimile No.: (502) 426-4994

        Either Party to this Agreement may designate a different address for the service of notices pursuant to this Agreement by serving written notice upon the other by registered or certified mail.

        7.3      Exculpation. No officer, director, shareholder, agent, employee or partner of Fund, any Subsidiary, any Affiliate or Residential shall have any personal liability with respect to the respective obligations of Fund, any Subsidiary, any Affiliate or Residential under this Agreement.

        7.4      Entire Agreement. This Agreement, together with its attached Exhibit, constitutes the entire agreement between the Parties hereto and no modification hereof shall be effective unless made by supplemental agreement, in writing, executed by both Parties hereto.

        7.5      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflict of laws rules.

        7.6     Assignment. Residential shall not assign this Agreement or any interest herein without the prior written consent of Fund, and any attempted assignment without such consent shall be void and of no effect; provided, however, that Residential may assign this Agreement to any entity controlled by, or under common control with, Residential or any Affiliate, whether such control is in the form of voting or operations. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

        7.7      Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect in any way the meaning or interpretation of the Agreement. All references to any document or exhibit shall be deemed to include all supplements and/or amendments to such documents or documents entered into in accordance with this Agreement.

        7.8      Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        7.9      No Waiver. The making of, or failure to make, any payment, take any actions or waive any rights shall not be deemed an amendment of this Agreement nor a consent to such action or to any future action or failure to act, unless the Party required to so consent or act expressly agrees in writing. No waiver by any Party of any breach of any provision of this Agreement shall be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to, or demand on, any Party in any case shall, of itself, entitle such Party to any other or future notice of demand in similar or other circumstances.

        7.10      Adoption of Recitals. The Parties hereto agree that the Recitals of this Agreement are true and correct and are expressly incorporated herein and made a part hereof by this reference.

[Signature page follows immediately]

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day and year first above written.

NTS MORTGAGE INCOME FUND, a Delaware corporation By: /s/ Brian F. Lavin —————————————— Name: Brian F. Lavin Title: President

RESIDENTIAL MANAGEMENT COMPANY, a Kentucky corporation By: /s/ Gregory A. Wells —————————————— Name: Gregory A. Wells Title: Treasurer